Exhibit 10.4

SIENTRA, INC.

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

PATRICK F. WILLIAMS

This First Amendment to Employment Agreement (the “Amendment”), is made between Sientra, Inc., a Delaware corporation (the “Company”) and Patrick F. Williams (“Executive”) (collectively, the “Parties”), dated as of August 8, 2018 (the “Amendment Effective Date”).

RECITALS

WHEREAS, the Company and Executive entered into an Employment Agreement dated as of October 26, 2016 (the “Employment Agreement”); and

WHEREAS, on August 3, 2018 the Board of Directors of the Company (the “Board”) authorized the Company to enter into certain amendments to Employment Agreement with Executive; and

WHEREAS, the Company and Executive desire to amend the Employment Agreement as set forth herein with all terms to be effective as of August 8, 2018 (the “Amendment Effective Date”)

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Parties hereby agree as follows:

AGREEMENT

1.Section 1.1 of the Employment Agreement is hereby deleted in its entirety and the following shall be inserted in lieu thereof:

1.1Position. Executive shall serve as the Company’s Senior Vice President and General Manager of miraDry.  During the term of Executive’s employment with the Company, Executive will devote Executive’s diligent efforts to the business of the Company.

2.Section 1.2 of the Employment Agreement is hereby amended to replace the following sentence “Executive’s primary office location shall be the Company’s Santa Barbara office” with “Executive’s primary office location shall be the Company’s Santa Clara office”

3.Section 2.1 of the Employment Agreement is hereby deleted in its entirety and the following shall be inserted in lieu thereof:

2.1Salary.  As of the Amendment Effective Date, Executive’s base salary shall be payable at the annualized rate of $374,500 per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.

4.Section 2.2 of the Employment Agreement is hereby deleted in its entirety and the following shall be inserted in lieu thereof:

2.2Performance Bonus.  Due to the particular duties of Executive at the Company, Executive shall be eligible to receive a performance bonus of up to 57% of Employee’s Base Salary (the “Performance Bonus”) based upon the following criterion:  (i) attainment of the corporate objective(s) and milestone(s) as established by the Board or the Compensation Committee of the Board (the “Committee”) and communicated to Executive in writing; and (ii) attainment of personal performance objective(s) and milestone(s) as determined by the Chief Executive Officer in consultation with the Board or the Committee and communicated to Executive in writing.  The achievement of and amount of the Performance Bonus shall be determined by the Board or the Committee in its sole and absolute discretion.  Any subsequent year Performance Bonus criteria will be determined by the Board or the Committee and shall be communicated to Executive in writing and shall supersede any prior criteria.  Executive must remain an active employee through the end of any given Performance Bonus determination period, and any such bonus will be paid on or before February 15 of the year following the year in which the Executive’s right to such amount became vested.  The Board or the Committee may grant the pro rata payment of the Performance Bonus under certain circumstances in its sole and absolute discretion.  Executive will not be eligible for, and will not earn, any Performance Bonus (including any prorated amounts) if Executive’s employment terminates for any reason before the end of the calendar year, except as expressly contemplated by this Agreement.

5.Section 2.3 of the Employment Agreement is hereby amended to include the following inserted at the end of Section 2.3:

In addition, it will be recommended to the Board or the Committee that Executive shall be eligible to receive a performance bonus of up to 80,000 performance-based Restricted Stock Units (“RSUs”) which shall be granted upon the achievement of specific performance criteria and milestones as established by the Board or the Committee and communicated in writing to the Executive.  Any performance-based RSUs granted upon the attainment of the specific performance criteria and milestones shall vest over a three-year time period commencing as of the vesting calculation date, with one-third (1/3) vesting on the first anniversary of the vesting calculation date, one third (1/3) vesting on the second anniversary of the vesting calculation date, and the remaining one-third (1/3) vesting on the third anniversary of the vesting calculation date.  Such grant shall be subject to Executive’s execution of the Company’s standard RSU agreement and Executive’s continued service with the Company.  Any RSUs awarded pursuant to this paragraph shall be governed by the RSU agreement and related equity incentive plan of the Company, respectively, as well as subject to Section 5.4 of the Agreement.

6.Section 9.2 of the Employment Agreement is hereby amended to include the following at the end of Section 9.2:

For the purposes of this Agreement, “Change of Control” shall have the meaning provided in the Company’s 2014 Equity Incentive Plan (the “Plan”); provided, however, that for the purposes of this Agreement only the term “Company” shall mean Sientra, Inc., miraDry, Inc. or miraDry Holdings, Inc. either individually or collectively.

Section 9.3 of the Employment Agreement is hereby deleted in its entirety and the following shall be inserted in lieu thereof

9.3Good Reason.  For purposes of this Agreement, Executive shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without Executive’s affirmative prior written consent to such adverse change (which specifically acknowledges Executive’s waiver of the Good Reason condition with respect to the individual action that would otherwise form the basis of a resignation for Good Reason): (a) a material reduction in Executive’s base salary of 10% or more in the aggregate during the 12-month period following the closing of a Change in Control; (b) a material reduction in Executive’s duties, responsibilities and/or authorities or any change in Executive’s reporting to the Chief Executive Officer, provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless Executive’s new duties are materially reduced from the prior duties; (c) relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than fifty (50) miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation; or (d) any event that occurs within 30 days prior to or within 12-months following a Change of Control, which results, in the reasonable determination of Executive, in a material reduction in the Executives career path and career path opportunities.  In order to resign for Good Reason, Executive must provide written notice to the Company’s Chief Executive Officer within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, Executive must resign from all positions Executive then holds with the Company not later than 60 days after the expiration of the cure period.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first written above.

SIENTRA, INC.

By:	/s/ Jeffrey Nugent
Name: Jeffrey Nugent
Title: Chairman of the Board & Chief Executive Officer

EMPLOYEE

By:	/s/ Patrick F. Williams
Name: Patrick F. Williams

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